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                                                               Exhibit (12)(b)

Fifth Third Bancorp
Computations of Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
($ In Millions)

                                                                      Year Ended December 31,
--------------------------------------------------------------------------------------------------------
Excluding Interest on Deposits:                                2001      2000     1999     1998    1997
--------------------------------------------------------------------------------------------------------
Fixed Charges:
  Interest Expense (excluding interest on deposits)          $  724       874      616      557     495
  One-Third of Rents                                             14        14       12        9       8
  Preferred Stock Dividends                                       1         1        1        1       1
                                                             -------------------------------------------
    Total Fixed Charges                                         739       889      629      567     504
                                                             ===========================================
Earnings:
  Income Before Income Taxes, Minority Interest
  & Cumulative Effect of Accounting Change                    1,653     1,680    1,455    1,231   1,172
  Fixed Charges - Excluding Preferred Stock Dividends           738       888      628      566     503
                                                             -------------------------------------------
    Total Earnings                                           $2,391     2,568    2,083    1,797   1,675
                                                             ===========================================
Ratio of Earnings to Fixed Charges, Excluding
Interest On Deposits                                           3.24 x    2.89     3.31     3.17    3.33
                                                             ===========================================

Including Interest on Deposits:
-------------------------------

Fixed Charges:
  Interest Expense                                           $2,276    2,692    2,022    2,042   2,026
  One-Third of Rents                                             14       14       12        9       8
  Preferred Stock Dividends                                       1        1        1        1       1
                                                             -------------------------------------------
    Total Fixed Charges                                       2,291    2,707    2,035    2,052   2,035
                                                             ===========================================
Earnings:
 Income Before Income Taxes, Minority Interest
 & Cumulative Effect of Accounting Change                     1,653    1,680    1,455    1,231   1,172
 Fixed Charges - Excluding Preferred Stock Dividends          2,290    2,706    2,034    2,051   2,034
                                                             -------------------------------------------
     Total Earnings                                          $3,943    4,386    3,489    3,282   3,206
                                                             ===========================================
Ratio of Earnings to Fixed Charges, Including
Interest On Deposits                                           1.72 x   1.62     1.71     1.60    1.58
                                                             ===========================================
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